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         EXHIBIT 11 - COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                  QUARTER ENDED SEPTEMBER 30,
                                                  ---------------------------
                                                      1997           1996
                                                  ------------   ------------
PRIMARY LOSS PER COMMON SHARE:

Net income (loss) applicable to common
 shareholders                                     $    815,000   $ (1,134,000)
                                                  ------------   ------------
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Weighted average number of shares outstanding
     Common stock                                    9,791,000      8,919,000
     5% convertible preferred stock                     24,000          --
     5% Series C convertible preferred stock           805,000          --
     Common stock purchase options and warrants      2,734,000          --
     Convertible Notes                                  64,000          --
     Assumed repurchase of common stock               (901,000)         --
                                                  ------------   ------------
Weighted average number of shares outstanding       12,517,000      8,919,000
                                                  ------------   ------------
                                                  ------------   ------------

Primary income (loss) per common share            $       0.07   $       0.13
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